Exhibit 3.129

State of Delaware
Secretary of State Division of Corporations
Delivered 04:37 PM 06/27/2014
FILED 04:37 PM 06/27/2014
SRV 140895955 - 0784156 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTH HILLS SIGNAL PROCESSING CORP.

North Hills Signal Processing Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify:

1. The name of the corporation is North Hills Signal Processing Corp. The original name of the corporation is Porta Systems Corp. The certificate of incorporation of the corporation was filed with the Secretary of State on August 9, 1972.

2. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

FIRST: The name of the Corporation is North Hills Signal Processing Corp. (the “Corporation”).

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporate Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of capital stock which the corporation is authorized to issue is 1,000 shares, all of which are designated as Common Stock, and shall have a par value of $0.01 per share.

(b) No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

3. Upon the filing of this Restated Certificate of Incorporation, each share of Common Stock, par value of $0.01 per share, outstanding on such date shall automatically become and be converted into 0.0005 of a share of such Common Stock.

4. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245, 242 and 228 of the General Corporation Law of Delaware.

5. The capital of the corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, North Hills Signal Processing Corp. has caused this Certificate to be signed by its Chief Executive Officer this 27th day of June, 2014.

/s/ Estro Vitantonio
Estro Vitantonio, Chief Executive Officer